Exhibit 99.1

NEWS RELEASE

For more information contact:
Joe Bedewi
Chief Financial Officer
Lattice Semiconductor Corporation
503-268-8000

David Pasquale
Global IR Partners
914-337-8801
lscc@globalirpartners.com

LATTICE SEMICONDUCTOR REPORTS SECOND QUARTER 2015 RESULTS

Second Quarter 2015 Financial Highlights*:

•	Revenue of $106.5 million on a GAAP basis and $109.4 million on a non-GAAP basis.

•
Net loss of $35.6 million or $0.30 per basic and diluted share on a GAAP basis, compared to net loss of $8.6 million or $0.07 per basic and diluted share on a non-GAAP basis. GAAP results reflect $4.1 million in restructuring costs, $3.3 million in acquisition related charges, a $4.1 million tax provision, $8.9 million in amortization of acquired intangible assets and $5.0 million in stock based compensation expense.

•	Gross margin of 54.6% on a GAAP basis and 56.9% on a non-GAAP basis.
* For a reconciliation of GAAP to non-GAAP results, see accompanying tables "Reconciliation of U.S. GAAP to Non-GAAP Financial Measures."

PORTLAND, OR - July 30, 2015 - Lattice Semiconductor Corporation (NASDAQ: LSCC), the global leader in smart connectivity solutions, announced financial results today for the fiscal second quarter ended July 4, 2015.

The Company reported record quarterly revenues on a GAAP basis of $106.5 million, which was up 20% sequentially, as compared to the first quarter 2015 revenue of $88.6 million, and was up 7%, as compared to the second quarter 2014 revenue of $99.3 million. Revenue for the second quarter 2015 was $109.4 million on a non-GAAP basis. Gross margin on a GAAP basis was 54.6% for the second quarter of 2015, as compared to first quarter 2015 gross margin of 54% and 55.4% for the second quarter of 2014. Gross margin for the second quarter 2015 was 56.9% on a non-GAAP basis. Total operating expenses for the second quarter 2015 were $63.2 million on a non-GAAP basis.

Financial results for the prior quarter included the financial results of Silicon Image only for the period subsequent to the closing of the acquisition of Silicon Image by the company on March 10, 2015.

Net loss for the second quarter on a GAAP basis was $35.6 million ($0.30 per basic and diluted share), with second quarter net loss on a non-GAAP basis of $8.6 million ($0.07 per basic and diluted share). GAAP results for the second quarter of 2015 reflect $4.1 million in restructuring costs, $3.3 million in acquisition related charges, a $4.1 million tax provision, $8.9 million in amortization of acquired intangible assets and $5.0 million in stock-based compensation expense. This compares to a net loss on a GAAP basis in the prior quarter of $53.3 million ($0.46 per basic and diluted share), and net income of $3.9 million ($0.03 per basic and diluted share) on a non-GAAP basis; and compares to net income on a GAAP basis in the year ago period of $11.8 million ($0.10 per basic and diluted share), or $17.6 million ($0.15 per basic and diluted share) on a non-GAAP basis. GAAP results for the first quarter of 2015 reflect $4.9 million in restructuring costs, $18.2 million in acquisition related charges, a $24.7 million tax provision, $2.9 million in amortization of acquired intangible assets and $3.4 million in stock-based compensation expense.

Darin G. Billerbeck, President and Chief Executive Officer, said, "Revenue in the second quarter 2015 was the highest for the Company in almost 15 years. While this was below our expectations for the quarter, we remain on track to achieve double-digit revenue growth for the full year 2015, consistent with the double digit growth rate we have delivered since diversifying into the consumer market a few years ago. Q2 was an anomaly as we were hit with a series of macro-related customer issues, which are not a reflection of our ongoing business or the many high potential growth opportunities we already have in place. While we expect headwinds in Q3 from lingering macro weakness worldwide, we are executing against a robust sales pipeline and remain focused on winning increased share in each of our end markets. Importantly, we continue to control the many variables under our power as we leverage our scale to drive non-GAAP operating income to our 20% target."

Joe Bedewi, Corporate Vice President and Chief Financial Officer, added, "We achieved our gross margin target as efficiencies in our cost structure more than offset pressure on our revenue. Total operating expenses were $63.2 million on a non-GAAP basis for the second quarter, which compares to our guidance of approximately $65.2 million plus or minus 2% on a non-GAAP basis. The sequential increase compared to Q1 was primarily due to the full quarter inclusion of our acquisition of Silicon Image. Restructuring and acquisition related charges, including amortization of acquired intangible assets, were $4.1 million and $12.2 million, respectively, for the second quarter. We have already achieved $33 million in synergies and are on track to meet our current synergies goal of $42 million. We are also adjusting our current and 2016 operating expense model to reflect the expected lower near-term revenue. These actions are consistent with our focus on driving free cash flow and actively reducing debt."

Recent Business Highlights

•
Expands Relationship with Huawei: Lattice's iCE40 LM FPGA was integrated into the new Huawei P8 flagship smartphone to enable optimal 4G reception. Huawei will continue to use Lattice’s low latency, tunable antenna controller in other devices incorporating its Kirin 930 chipset.

•
ZTE Chooses Lattice: Lattice's iCE40 LM FPGA was integrated into the recently released ZTE Star 2 flagship smartphone to perform IR remote control, and sensor hub functions. ZTE was able to individually decide which functions to incorporate, targeting the features of each model, while simultaneously saving board space, cost and power, and improving reliability and performance.

•
Partners with Google: Google ATAP selected Lattice's SiBEAM® as one of the partners to bring touchless gesture sensing to the next generation of smart devices. Based on SiBEAM’s millimeter-wave (mmWave) innovations, this technology enables rich hand gesture interactions with smart devices and small wearables, without the limitations of ever-shrinking screen sizes.

•
Launches MachXO3LF™: Lattice launched the MachXO3LF™ device, the newest member of its MachXO3™ FPGA family, which provides essential bridging and I/O expansion functions to meet the increasing connectivity requirements of communications, computing, consumer and industrial markets. Customers now have multiple footprint compatible options: the MachXO3L device, which offers low-cost reprogrammable non-volatile configuration memory, and now the MachXO3LF device with on-chip Flash memory.

•
Letv's Le Max Smartphone Win: Lattice's SiBEAM announced a key UltraGig™ design win with Letv’s Le Max smartphone. Featuring SiBEAM’s UltraGig SiI6400 transmitter, Le Max is the world’s first smartphone offering 60GHz millimeter-wave wireless video technology in volume production. The UltraGig SiI6400 transmitter is a single-chip solution that integrates network processor, RF transceiver, and in-package antennas, offering Full HD quality with near-zero latency for immersive entertainment and gaming.

Business Outlook - Third Quarter and Full Year 2015:

•
Revenue for the third quarter of 2015 is expected to be approximately flat to up 6% on a non-GAAP basis, as compared to the second quarter of 2015, with revenue on a non-GAAP basis for the full year 2015 now expected to be approximately 10% below $485 million, which was the midpoint of prior guidance.

•	Gross margin percentage for both the third quarter and full year 2015 is expected to be approximately 56.5% plus or minus 2% on a non-GAAP basis.

•
Total operating expenses, excluding acquisition or restructuring related charges, are expected to be approximately $60 million plus or minus 2% on a non-GAAP basis for the third quarter of 2015, and approximately $215 million plus or minus 2% on a non-GAAP basis for the full year 2015, which includes the benefit of synergy savings.

•	Restructuring charges are expected to be approximately $7.0 million for the third quarter of 2015 and approximately $25 million for the full year 2015.

•
Acquisition related charges, including amortization of acquired intangible assets are expected to be approximately $9.5 million in the third quarter of 2015, and approximately $52.2 million for the full year 2015.

•	The Company reaffirms that it expects operating synergies to be approximately $42 million on an annualized basis as it exits 2015.

Investor Conference Call / Webcast Details:
Lattice Semiconductor will review the Company's financial results for the second quarter of 2015 and business outlook for the third quarter and full year 2015 on Thursday, July 30, 2015 at 5:00 p.m. Eastern Time. The conference call-in number is 1-888-286-6281 or 1-706-643-3761 with conference identification number86389650. A live webcast of the conference call will also be available on Lattice's website at www.latticesemi.com. The Company's financial guidance will be limited to the comments on its public quarterly earnings call and the public business outlook statements contained in this press release.

A replay of the call will be available approximately 2 hours after the conclusion of the live call through 11:59 p.m. Eastern Time on August 13, 2015, by telephone at 1-404-537-3406. To access the replay, use conference identification number 86389650. A webcast replay will also be available on the investor relations section of www.latticesemi.com.

Forward-Looking Statements Notice:
The foregoing paragraphs contain forward-looking statements that involve estimates, assumptions, risks and uncertainties. Such forward-looking statements include statements relating to: our expectation that we remain on track to achieve double-digit revenue growth for the full year 2015; that we will be able to leverage our scale to drive non-GAAP operating income to our 20% target; and those statements under the heading “Business Outlook - Third Quarter and Full Year 2015” relating to expected revenue, gross margin, total operating expenses, synergies and acquisition charges, including amortization of acquired intangible assets. Other forward-looking statements may be indicated by words such as “will,” “could,” “should,” “would,” “expect,” “plan,” “anticipate,” “intend,” “forecast,” “believe,” “estimate,” “predict,” “propose,” “potential,” “continue” or the negative of these terms or other comparable terminology. Lattice believes the factors identified below could cause actual results to differ materially from the forward-looking statements.

Estimates of future revenue are inherently uncertain due to, among other things, the high percentage of quarterly “turns” business. In addition, revenue is affected by such factors as global economic conditions, which may affect customer demand, pricing pressures, competitive actions, the demand for our products, and in particular our iCE40™ and MachXO3L™ devices, the ability to supply products to customers in a timely manner, changes in our distribution relationships, or the volatility of our consumer business. Actual gross margin percentage and operating expenses could vary from the estimates on the basis of, among other things, changes in revenue levels, changes in product pricing and mix, changes in wafer, assembly, test and other costs, including commodity costs, variations in manufacturing yields, the failure to sustain operational improvements, the actual amount of compensation charges due to stock price changes. Any unanticipated declines in revenue or gross margin, any unanticipated increases in our operating expenses or unanticipated charges could adversely affect our profitability. In addition, our results could vary due to our acquisition of Silicon Image. We have not had experience operating Silicon Image or projecting its operating results. The acquisition of another company carries inherent risks, including our discovering unknown liabilities or encountering unanticipated issues relating to integrating the business with ours. Any unanticipated declines in revenue or gross margin, any unanticipated increases in our operating expenses or unanticipated charges, including without limitation, restructuring charges, or issues with integrating Silicon Image, could adversely affect our profitability.

In addition to the foregoing, other factors that may cause actual results to differ materially from the forward-looking statements in this press release include global economic uncertainty, overall semiconductor market conditions, market acceptance and demand for our new products, the Company's dependencies on its silicon wafer suppliers, the impact of competitive products and pricing, technological and product development risks, and the other risks that are described in this press release and that are otherwise described from time to time in our filings with the Securities and Exchange Commission. The Company does not intend to update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Non-GAAP Financial Measures:
Included within this press release and the accompanying tables and notes are non-GAAP financial measures that supplement the Company's consolidated financial information prepared under GAAP. The Company describes these non-GAAP financial measures and reconciles them to the most directly comparable GAAP measures in the tables and notes attached to this press release. The Company's management believes that these non-GAAP measures provide a more meaningful representation of the Company’s ongoing financial performance than GAAP measures alone. In addition, the Company uses Adjusted EBITDA to measure compliance with certain of its debt covenants. These non-GAAP measures are included solely for informational and comparative purposes and are not meant as a substitute for GAAP and should be considered together with the consolidated financial information located in the tables attached to this press release.

About Lattice Semiconductor:
Lattice Semiconductor (NASDAQ: LSCC) is the global leader in smart connectivity solutions, providing market leading intellectual property and low-power, small form-factor devices that enable more than 8,000 global customers to quickly deliver innovative and differentiated cost and power efficient products. The Company’s broad end-market exposure extends from consumer electronics to industrial equipment, communications infrastructure and licensing.

Lattice was founded in 1983 and is headquartered in Portland, Oregon. The Company acquired Silicon Image in March 2015, which is a leader in setting industry standards including the highly successful HDMI®, DVI™, MHL® and WirelessHD® standards.

For more information, visit www.latticesemi.com. You can also follow us via LinkedIn, Twitter, Facebook, or RSS.

# # #

Lattice Semiconductor Corporation, Lattice (& design), L (& design), iCE40 and MachXO3L and specific product designations are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries.

GENERAL NOTICE: Other product names used in this publication are for identification purposes only and may be trademarks of their respective holders.

Lattice Semiconductor Corporation
Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Six Months Ended
	July 4, 2015	April 4, 2015	June 28, 2014	July 4, 2015	June 28, 2014
Revenue	$106,460	$88,597	$99,320	$195,057	$195,957
Costs and expenses:
Cost of sales	48,334	40,765	44,345	89,099	86,844
Research and development	39,552	27,642	22,302	67,194	43,541
Selling, general and administrative	28,189	21,088	18,832	49,277	37,581
Acquisition related charges	3,270	18,198	—	21,468	—
Restructuring	4,068	4,894	3	8,962	14
Amortization of acquired intangible assets	8,941	2,942	737	11,883	1,474
	132,354	115,529	86,219	247,883	169,454
(Loss) income from operations	(25,894)	(26,932)	13,101	(52,826)	26,503
Interest expense	(5,505)	(1,611)	—	(7,116)	(48)
Other (expense) income, net	(201)	(154)	906	(355)	1,263
(Loss) income before income taxes	(31,600)	(28,697)	14,007	(60,297)	27,718
Income tax expense	4,056	24,665	2,236	28,721	3,963
Net (loss) income	(35,656)	(53,362)	11,771	(89,018)	23,755
Net loss attributable to non-controlling interest	86	15	—	101	—
Net (loss) income attributable to common stockholders	$(35,570)	$(53,347)	$11,771	$(88,917)	$23,755

Net (loss) income per share:
Basic	$(0.30)	$(0.46)	$0.10	$(0.76)	$0.20
Diluted	$(0.30)	$(0.46)	$0.10	$(0.76)	$0.20

Shares used in per share calculations:
Basic	116,903	116,863	117,904	116,883	117,170
Diluted	116,903	116,863	120,944	116,883	120,041

Lattice Semiconductor Corporation
Consolidated Balance Sheets
(in thousands)
(unaudited)

	July 4, 2015	January 3, 2015
Assets
Current assets:
Cash, cash equivalents and short-term marketable securities	$138,135	$254,844
Accounts receivable, net	76,873	62,372
Inventories	80,796	64,925
Other current assets	20,527	16,281
Total current assets	316,331	398,422

Property and equipment, net	50,182	27,796
Other long-term assets	11,619	9,862
Intangible assets, net of amortization	189,449	9,537
Goodwill	270,083	44,808
Deferred income taxes	3,941	20,105
	$841,605	$510,530

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and other accrued liabilities	$90,903	$45,800
Current portion of long-term debt	242	—
Deferred income and allowances on sales to sell-through distributors and deferred license revenue	21,150	14,946
Total current liabilities	112,295	60,746

Long-term debt	338,206	—
Other long-term liabilities	24,316	8,809
Total liabilities	474,817	69,555

Redeemable non-controlling interest	7,366	—

Stockholders' equity	359,422	440,975
	$841,605	$510,530

Lattice Semiconductor Corporation
- Supplemental Historical Financial Information -
(unaudited)

	Three Months Ended			Six Months Ended
	July 4, 2015	April 4, 2015	June 28, 2014	July 4, 2015	June 28, 2014
Operations Information
Percent of Revenue
Gross Margin	54.6%	54.0%	55.4%	54.3%	55.7%
R&D Expense	37.2%	31.2%	22.5%	34.4%	22.2%
SG&A Expense	26.5%	23.8%	19.0%	25.3%	19.2%
Depreciation and amortization (in thousands)	17,055	7,904	5,773	24,959	11,633
Capital expenditures (in thousands)	4,155	2,878	2,480	7,033	4,875
Stock-based compensation (in thousands)	4,979	3,384	3,320	8,363	6,410
Stock-based compensation included in acquisition related charges (in thousands)	—	3,891	—	3,891	—
Restructuring and severance related charges (in thousands)	4,068	4,894	403	8,962	493
Severance costs included in acquisition related charges (in thousands)	—	4,017	—	4,017	—
Taxes paid (cash, in thousands)	2,049	1,063	418	3,112	798
Balance Sheet Information
Current Ratio	2.8	2.9	5.4
A/R Days Revenue Outstanding	66	82	60
Inventory Months	5.0	5.9	4.0
Revenue% (by Geography)
Asia	78%	70%	74%	75%	75%
Europe (incl. Africa)	13%	19%	16%	15%	15%
Americas	9%	11%	10%	10%	10%
Revenue% (by End Market) (1)
Communications	23%	37%	44%	29%	43%
Consumer	37%	22%	26%	30%	28%
Industrial	31%	38%	30%	34%	29%
Licensing	9%	3%	—%	7%	—%
Revenue% (by Channel)
Sell-through distribution	43%	48%	42%	45%	40%
Direct	57%	52%	58%	55%	60%

(1) During the second quarter of fiscal 2014, the Company condensed its End Market categories. All periods presented have been revised accordingly.

Lattice Semiconductor Corporation
- Reconciliation of U.S. GAAP to Non-GAAP Financial Measures -
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Six Months Ended
	July 4, 2015	April 4, 2015	June 28, 2014	July 4, 2015	June 28, 2014

GAAP Revenue	$106,460	$88,597	$99,320	$195,057	$195,957
Fair Value Adjustment To Deferred Revenue From Purchase Accounting	2,921	1,809	—	4,730	—
Non-GAAP Revenue	$109,381	$90,406	$99,320	$199,787	$195,957

GAAP Cost of Products Sold	$48,334	$40,765	$44,345	$89,099	$86,844
Fair Value Adjustment To Deferred Revenue From Purchase Accounting	805	644	—	1,449	—
Inventory Step-Up Expense	(1,605)	(3,041)	—	(4,646)	—
Stock-Based Compensation - Gross Margin	(398)	(240)	(211)	(638)	(376)
Non-GAAP Cost of Products Sold	$47,136	$38,128	$44,134	$85,264	$86,468

GAAP Gross Margin	$58,126	$47,832	$54,975	$105,958	$109,113
Fair Value Adjustment To Deferred Revenue From Purchase Accounting	2,116	1,165	—	3,281	—
Inventory Step-Up Expense	1,605	3,041	—	4,646	—
Stock-Based Compensation - Gross Margin	398	240	211	638	376
Non-GAAP Gross Margin	$62,245	$52,278	$55,186	$114,523	$109,489
Non-GAAP Gross Margin %	56.9%	57.8%	55.6%	57.3%	55.9%

GAAP Operating Expenses	$84,020	$74,764	$41,874	$158,784	$82,610
Restructuring	(4,068)	(4,894)	(3)	(8,962)	(14)
Acquisition Related Charges (1)	(3,270)	(18,198)	—	(21,468)	—
Amortization of Acquired Intangible Assets	(8,941)	(2,942)	(737)	(11,883)	(1,474)
Stock-Based Compensation - Operations	(4,581)	(3,144)	(3,109)	(7,725)	(6,033)
Non-GAAP Operating Expenses	$63,160	$45,586	$38,025	$108,746	$75,089

GAAP (Loss) Income from Operations	$(25,894)	$(26,932)	$13,101	$(52,826)	$26,503
Fair Value Adjustment To Deferred Revenue From Purchase Accounting	2,116	1,165	—	3,281	—
Inventory Step-Up Expense	1,605	3,041	—	4,646	—
Stock-Based Compensation - Gross Margin	398	240	211	638	376
Restructuring	4,068	4,894	3	8,962	14
Acquisition Related Charges (1)	3,270	18,198	—	21,468	—
Amortization of Acquired Intangible Assets	8,941	2,942	737	11,883	1,474
Stock-Based Compensation - Operations	4,581	3,144	3,109	7,725	6,033
Non-GAAP (Loss) Income from Operations	$(915)	$6,692	$17,161	$5,777	$34,400

(1) Includes stock-based compensation and severance costs related to change in control.

Lattice Semiconductor Corporation
- Reconciliation of U.S. GAAP to Non-GAAP Financial Measures -
(in thousands, except per share data)
(unaudited)

	Three Months Ended			Six Months Ended
	July 4, 2015	April 4, 2015	June 28, 2014	July 4, 2015	June 28, 2014

GAAP (Loss) Income before Income Taxes	$(31,600)	$(28,697)	$14,007	$(60,297)	$27,718
Fair Value Adjustment To Deferred Revenue From Purchase Accounting	2,116	1,165	—	3,281	—
Inventory Step-Up Expense	1,605	3,041	—	4,646	—
Stock-Based Compensation - Gross Margin	398	240	211	638	376
Restructuring	4,068	4,894	3	8,962	14
Acquisition Related Charges (1)	3,270	18,198	—	21,468	—
Amortization of Acquired Intangible Assets	8,941	2,942	737	11,883	1,474
Stock-Based Compensation - Operations	4,581	3,144	3,109	7,725	6,033
Non-GAAP (Loss) Income before Income Taxes	$(6,621)	$4,927	$18,067	$(1,694)	$35,615

GAAP Income Tax Expense	$4,056	$24,665	$2,236	$28,721	$3,963
Non-cash Income Tax Expense	(2,007)	(23,602)	(1,818)	(25,609)	(3,165)
Non-GAAP Income Tax Expense	$2,049	$1,063	$418	$3,112	$798

GAAP Net (Loss) Income Attributable to Common Stockholders	$(35,570)	$(53,347)	$11,771	$(88,917)	$23,755
Fair Value Adjustment To Deferred Revenue From Purchase Accounting	2,116	1,165	—	3,281	—
Inventory Step-Up Expense	1,605	3,041	—	4,646	—
Stock-Based Compensation - Gross Margin	398	240	211	638	376
Restructuring	4,068	4,894	3	8,962	14
Acquisition Related Charges (1)	3,270	18,198	—	21,468	—
Amortization of Acquired Intangible Assets	8,941	2,942	737	11,883	1,474
Stock-Based Compensation - Operations	4,581	3,144	3,109	7,725	6,033
Non-cash Income Tax Expense	2,007	23,602	1,818	25,609	3,165
Non-GAAP Net (Loss) Income Attributable to Common Stockholders	$(8,584)	$3,879	$17,649	$(4,705)	$34,817

GAAP Net (Loss) Income per Share - Basic	$(0.30)	$(0.46)	$0.10	$(0.76)	$0.20
Cumulative Effect of Non-GAAP Adjustments	0.23	0.49	0.05	0.72	0.10
Non-GAAP Net (Loss) Income per Share - Basic	$(0.07)	$0.03	$0.15	$(0.04)	$0.30

GAAP Net (Loss) Income per Share - Diluted	$(0.30)	$(0.46)	$0.10	$(0.76)	$0.20
Cumulative Effect of Non-GAAP Adjustments	0.23	0.49	0.05	0.72	0.09
Non-GAAP Net (Loss) Income per Share - Diluted	$(0.07)	$0.03	$0.15	$(0.04)	$0.29

Shares Used In Per Share Calculations:
Basic	116,903	116,863	117,904	116,883	117,170
Diluted - GAAP	116,903	116,863	120,944	116,883	120,041
Diluted - Non-GAAP	116,903	120,049	120,944	116,883	120,041

(1) Includes stock-based compensation and severance costs related to change in control.